                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                Commission File Number 000-21324

                           NOTIFICATION OF LATE FILING

(Check One):  [ X] Form 10-K      [  ] Form 11-K   [  ] Form 20-F   [  ] Form 10-Q
              [  ] Form N-SAR     [  ] Form N-CSR

For Period Ended:                          DECEMBER 31, 2003
                 ---------------------------------------------------------------

[ ]  Transition Report on Form 10-K         [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F         [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

            Read attached  instruction sheet before preparing form. Please print or type.

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the  notification  relates  to a portion  of the  filing  checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                      NYFIX, INC.
                        --------------------------------------------------------

Former name if applicable
                          ------------------------------------------------------

                                333 LUDLOW STREET
--------------------------------------------------------------------------------
Address of principal executive office (Street and number)

City, state and zip code             STAMFORD, CONNECTICUT 06902
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

            If the subject report could not be filed without unreasonable effort or expense and the  registrant  seeks  relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

[X]         (a) The reasons  described in reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]         (b) The subject annual report, semi-annual report, transition report on Form  10-K,  20-F,  11-K,  Form N-SAR or Form  N-CSR,  or portion thereof,  will be filed on or  before  the  fifteenth  calendar  day following the prescribed due date; or the subject  quarterly  report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth  calendar day  following the  prescribed  due date; and

[  ]        (c) The  accountant's  statement or other  exhibit  required by Rule
            12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

            State below in reasonable  detail why Forms 10-K,  11-K, 20-F, 10-Q,
N-SAR,  N-CSR or the transition  report or portion  thereof,  could not be filed within the prescribed time period.

The  Registrant  was unable to file the Form 10-K for the period ended  December
31, 2003, without unreasonable effort or expense, due to its inability to file a complete and accurate Form 10-K by the original filing date.

                                     PART IV
                                OTHER INFORMATION

            (1) Name and telephone number of person to contact in regard to this notification

            BRIAN BELLARDO               (203)                   425-8000
------------------------------------------------------------------------------------------------------------------------------------------------------------------------
                (Name)                (Area Code)           (Telephone number)

            (2) Have all other  periodic  reports  required  under Section 13 or
15(d) of the  Securities  Exchange  Act of 1934 or Section 30 of the  Investment
Company Act of 1940 during the  preceding 12 months or for such  shorter  period that the  registrant  was  required to file such  report(s)  been filed?  If the answer is no, identify report(s).
                                                                [X] Yes  [  ] No

            (3) Is it  anticipated  that any  significant  change in  results of operations  from the  corresponding  period  for the last  fiscal  year  will be reflected by the  earnings  statements  to be included in the subject  report or portion thereof?
                                                                  [ ] Yes [X] No

                                      -2-

            If so:  attach  an  explanation  of  the  anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                   NYFIX, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date   March 15, 2004                     By: /s/ Peter K. Hansen
     --------------------------               ----------------------------------
                                              Name:  Peter K. Hansen
                                              Title: Chief Executive Officer